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                                                                    EXHIBIT 10.9


[CONSERVER CORPORATION OF AMERICA LOGO]



April 28, 1997

Mr. James V. Stanton
1310 19th St. NW
Suite LL
Washington, D.C. 20036

Dear James,


In advance of a more formal document, this letter is to affirm that I am personally responsible for $250,000 of the $500,000 loan made by you on behalf of Conserver Corporation of America to Agrotech 2000SL.

It is intended for the entire $500,000 to be repaid to you from the proceeds of the Company's public offering anticipated to be effective about the second week in May 1997.

On behalf of your fellow Directors, I want to thank you for dealing with this most important condition in our agreement with Agrotech.


Sincerely,

/s/ Charles H. Stein

Charles H. Stein
Chairman of the Board